Exhibit 99.1

Anvia Holdings Corporation Announces $ 10 Million Equity Financing Agreement Press Release |06/07/2018

GLENDALE, CA, June 07, 2018 (GLOBE NEWSWIRE) — Anvia Holdings Corporation (OTCQB: ANVV) today announced today that it closed a $10 million equity financing agreement with GHS Investments, LLC (“GHS’). Anvia Holdings Corporation is the world`s complete platform for tradesmen in the construction industry and is looking to get a hold of the construction market and increase its market cap and share price with this investment.

The agreement calls for the Company to file a registration statement with the U.S. Securities & Exchange Commission (“SEC”) for the sale of common shares that may be issued to GHS under the terms of the Equity Financing Agreement. After the SEC has declared the registration statement effective, the Company has the right, at its sole discretion and over a period of two years, to sell up to $10,000,000 of common stock to GHS under the terms set forth in the Equity Financing Agreement.

Ali Kasa, CEO of Anvia Holdings Corporation stated, “We are delighted to have GHS as our future key financial partner. Their investment of $10 million will allow us to further expand ourselves into the market and further cement our position as the world’s complete platform for tradesmen in the construction industry”.

Details of the financing are included in an 8-K filed on June 8, 2018 by the Company with the Securities and Exchange Commission and can be found at www.sec.gov.

About Anvia Holdings Corporation

Anvia Holdings Corporation is a global technology company that creates comprehensive, turnkey software and consulting solutions for small to medium-sized business.

The company also owns a leading platform for the global constructions industry that provides a complete cloud-based eco-system and they are currently targeting other verticals in the international business arena such as real estate, semiconductors, and construction. Anvia Holdings Corporation trades on the OTCQB under the symbol ANVV.

For further information, please visit www.anviaholdings.com

About GHS Investments, LLC

GHS Investments LLC is a leading private investment group providing financing solutions for high potential small cap enterprises. For more information, visit: https://ghscap.com/

Forward-Looking Statements

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933, are subject to Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbors created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and other results and further events could differ materially from those anticipated in such statements. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.

SOURCE: Anvia Holdings Corporation

Contact: support@anviaholdings.com Phone: 323 713 3244